SECURITIES AND EXCHANGE COMMISSION
                             Washington, D C. 20549

                                     FORM 15

Commission File No.  1-15301
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                              Innotech Corporation
                              --------------------
             (Exact name of Registrant as specified in its charter)


                         1628 West 1st Avenue, Suite 216
                       Vancouver, British Columbia V6J 1G1
                                 (604) 659-5009
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)



            (Title of each class of securities covered by this Form)


                  (Title of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        |X|              Rule 12h-3(b)(1)(i)        |X|
Rule 12g-4(a)(1)(ii)       |_|              Rule 12h-3(b)(1)(ii)       |_|
Rule 12g-4(a)(2)(i)        |_|              Rule 12h-3(b)(2)(i)        |_|
Rule 12g-4(a)(2)(ii)       |_|              Rule 12h-3(b)(2)(ii)       |_|
                                            Rule 15d-6                 |_|

Approximate  number of holders of record as of the certification or notice date:
70

Pursuant to the requirement of the Securities Exchange Act of 1934 Innotech Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    June 19, 2002
                                                        By:  /s/ Harmel S. Rayat
                                                        ---  -------------------
                                                       Harmel S. Rayat, Director



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